Exhibit  23.6

CONSENT OF QUALIFIED PERSON

Understood Mineral Resources Ltd. hereby consents to the public filing of Sections 1.6, 9.1, 11 and 22.2 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-3 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Understood Mineral Resources Ltd. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Understood Mineral Resources Ltd. also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Understood Mineral Resources Ltd. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 13th day of June 2024 at 22 Middleton Crescent, Saskatoon, Saskatchewan, Canada.

/s/ Matt Batty
Matt Batty, P.Geo Owner and Geostatistican Understood Mineral Resources Ltd.